EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: Steven T. Sabatini
                                            Senior Executive V.P. &
                                            Chief Financial Officer
                                            Union State Bank
                                            (845) 365-4615

              U.S.B. HOLDING CO., INC. PARENT OF UNION STATE BANK,
                ISSUES $10 MILLION OF TRUST PREFERRED SECURITIES

ORANGEBURG, NY, MARCH 25, 2004 - Thomas E. Hales, Chairman of the Board, President, and Chief Executive Officer of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank, today announced that the Company completed its fourth issuance of trust preferred securities through a newly formed unconsolidated Delaware trust subsidiary, Union State Statutory Trust IV, as part of a pooled offering with several other financial institutions. The amount of the issue was $10 million and is included in both Tier I Capital (up to 25 percent of total Tier I Capital) and Tier II Capital for regulatory purposes. Interest is floating on a quarterly basis at 280 basis points over three-month LIBOR. The trust preferred securities, which mature in 2034, may be prepaid without penalty at any time on or after five years at par. Initially, the trust preferred securities will reduce the net interest margin until the capital has been fully leveraged.

         Thomas E. Hales commented that "This additional regulatory capital will allow the Company to continue its growth, particularly in the New York markets of Westchester and Orange Counties, while ensuring a prudent and efficient level of capital."

         The Company currently operates 29 branches of which 26 are in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City.

         Further information on USB can be found on the world wide web at www.unionstate.com. U.S.B. Holding Co., Inc. common stock is listed on the New York Stock Exchange trading under the symbol "UBH."



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FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2003. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

         In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime and terrorist events and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

         The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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